Exhibit 99.1

USG Corporation Reports Third Quarter 2010 Net Sales of $758 Million and a Net Loss of $100 Million

CHICAGO--(BUSINESS WIRE)--October 20, 2010--USG Corporation (NYSE:USG):

  Improved operating results compared to third quarter 2009 despite weak demand
  Successful launch of SHEETROCK® Brand UltraLight Panels
  Liquidity remains strong

USG Corporation (NYSE:USG), a leading building products company, today reported third quarter 2010 net sales of $758 million, an operating loss of $58 million and a net loss of $100 million, or $1.00 per diluted share based on 100.1 million average diluted shares outstanding. In last year’s third quarter, the operating loss was $92 million and the net loss was $94 million.

“Our third quarter results reflect continued weak market conditions and extraordinarily low shipping volumes,” said William C. Foote, Chairman and CEO. “Nonetheless, operating margins for our domestic wallboard business were stable, our ceilings business had another strong quarter and the performance of our distribution business continued to improve despite ongoing weakness in commercial construction.

“One of the highlights of the third quarter was the successful rollout of our revolutionary new lightweight wallboard product, SHEETROCK® Brand UltraLight Panels. Customer response to the new product has been very positive and we will continue the rollout in response to strong customer demand.”

Looking ahead, Foote said, “In the near term, we expect weak demand and product volumes to continue. Longer term, we anticipate the combination of an eventual market recovery, improved operating leverage, market-leading innovations like SHEETROCK Brand UltraLight Panels and the benefits of our cost reduction initiatives to contribute to significantly improved financial performance.”

Adjusted for restructuring and impairment charges, the corporation’s adjusted operating loss was $23 million in the third quarter of 2010, which compares to an adjusted operating loss of $29 million in the third quarter of 2009. The adjusted operating losses exclude $35 million of restructuring and asset impairment charges in the third quarter of 2010, and $63 million of restructuring and asset impairment charges in the third quarter of 2009.

Core Business Results

North American Gypsum

USG’s North American Gypsum segment reported third quarter 2010 net sales of $413 million and an operating loss of $43 million, including $2 million of restructuring charges and $28 million of asset impairment charges. In last year’s third quarter, the segment reported net sales of $443 million and an operating loss of $31 million, which included $11 million in restructuring and asset impairment charges.

United States Gypsum Company reported third quarter 2010 net sales of $325 million and an operating loss of $46 million, including $2 million of restructuring charges and $28 million of asset impairment charges. This compares with third quarter 2009 net sales of $354 million and an operating loss of $31 million, which included restructuring and asset impairment charges of $11 million. The decline in net sales was primarily attributable to lower wallboard shipments and lower sales of SHEETROCK® Brand joint treatment. The increased operating loss was primarily attributable to larger restructuring and asset impairment charges, which were partially offset by improved efficiencies in the company’s gypsum wallboard manufacturing operations.

U.S. Gypsum shipped 1.03 billion square feet of gypsum wallboard during the third quarter of 2010, down 12 percent from the third quarter of 2009 and down 4 percent compared to the second quarter of 2010. U.S. Gypsum’s average realized selling price for SHEETROCK® Brand gypsum wallboard was $114.45 per thousand square feet during the third quarter of 2010 compared to $115.33 in the third quarter of 2009 and $114.17 in the second quarter of 2010.

The gypsum business of Canada-based CGC Inc. reported third quarter 2010 net sales of $70 million, an increase of $1 million compared with the same period a year ago primarily due to the favorable effects of currency translation. Operating profit of $3 million was recorded in the third quarter of 2010 compared to operating profit of $1 million in the third quarter of 2009. The improvement was due to increased sales and profitability of complementary gypsum product lines.

USG Mexico S.A. de C.V. reported third quarter 2010 net sales of $37 million, unchanged compared to last year’s third quarter. Third quarter 2010 operating profit improved to $5 million from $4 million in the same period last year, due to a reduction in overall costs.

Building Products Distribution

L&W Supply Corporation and its subsidiaries, which comprise USG’s building products distribution segment, reported third quarter 2010 net sales of $281 million, down 15 percent compared to the third quarter of 2009. Third quarter 2010 net sales reflected lower volumes in all major product categories primarily due to continued weakness in residential and commercial construction. Gypsum wallboard sales declined 19 percent while sales of products other than wallboard were down 12 percent compared with last year's third quarter.

L&W Supply reported an operating loss of $24 million for the third quarter of 2010, including $5 million in restructuring charges. This compares to an operating loss of $73 million for the third quarter of 2009, which included $41 million in goodwill and other intangible asset impairment charges and $8 million in restructuring charges.

During the third quarter of 2010, L&W Supply re-opened 2 distribution centers and opened one new center. As of September 30, 2010, L&W Supply operated 163 distribution centers.

Worldwide Ceilings

USG’s Worldwide Ceilings segment reported third quarter 2010 net sales of $174 million, up $1 million compared with third quarter of 2009. Operating profit was $21 million for the third quarter of 2010, unchanged compared to the third quarter of 2009, which included restructuring charges of $2 million.

USG Interiors Inc., USG’s domestic ceilings business, reported third quarter 2010 net sales of $114 million and operating profit of $17 million. This compared to net sales of $108 million and operating profit of $16 million for the third quarter of 2009. The improvement in sales and operating profit are due to increased shipments of ceiling tiles.

USG International reported net sales of $59 million for the third quarter of 2010, a decrease of $1 million compared to the third quarter of 2009. Operating profit was $3 million for the third quarter of 2010 compared to $2 million for the third quarter of 2009, which included $2 million of restructuring charges. These results reflect reduced demand for ceiling grid in Europe and for complementary gypsum products in Latin America.

The ceilings business of CGC Inc. reported third quarter 2010 net sales of $15 million, up from $14 million in last year’s third quarter. Operating profit was $1 million for the third quarter of 2010, a decrease of $2 million compared to the third quarter last year primarily due to a decline in grid volumes and higher ceiling tile and grid costs.

Other Consolidated Information

For the first nine months of 2010, the corporation reported net sales of $2.2 billion and a net loss of $284 million, or $2.85 per diluted share based on 99.7 million average diluted shares outstanding. For the first nine months of 2009, net sales were $2.5 billion and the net loss was $189 million, or $1.91 per diluted share based on 99.2 million average diluted shares outstanding. The corporation’s results for the first nine months of 2010 included restructuring and asset impairment charges of $54 million ($54 million after-tax, or $0.54 per share). Results for the first nine months of 2009 included goodwill and other intangible asset impairment charges of $41 million ($28 million after-tax, or $0.28 per share), restructuring and asset impairment charges of $51 million ($33 million after-tax, or $0.33 per share) and other income of $10 million ($7 million after-tax, or $0.07 per share) from the reversal of an embedded derivative liability.

Selling and administrative expenses were $74 million for the third quarter of 2010, up $7 million from the third quarter of 2009, primarily reflecting an increase in marketing and pension expenses. For the first nine months of 2010, selling and administrative expenses were $231 million, up $12 million from the first nine months of 2009, due primarily to increases in pension and long-term share-based compensation expense.

Interest expense for the third quarter and first nine months of 2010 was $45 million and $134 million, respectively. Interest expense was $42 million and $120 million for the third quarter and first nine months of 2009, respectively. Interest expense was higher in 2010 due to a higher average level of borrowings. Total debt amounted to $1.959 billion as of Sept. 30, 2010 compared with $1.960 billion as of June 30, 2010 and $1.962 billion as of Dec. 31, 2009.

The effective tax benefit rate for the third quarter of 2010 was 1.5 percent compared to a 28.3 percent tax benefit rate for the same period a year ago.

As of Sept. 30, 2010, the corporation had $544 million of cash and cash equivalents and marketable securities compared with $555 million as of June 30, 2010 and $690 million as of Dec. 31, 2009. The $544 million, along with $144 million of borrowing availability from lines of credit, provided $688 million of total liquidity at the end of the quarter.

Capital expenditures in the third quarter of 2010 were $7 million compared with $8 million in the third quarter of 2009. For the first nine months of 2010, capital expenditures were $18 million compared with $36 million for the first nine months of 2009.

A conference call is being held today at 10:00 A.M. Central Time during which USG senior management will discuss the corporation’s operating results. The conference call will be webcast on the USG Web site, www.usg.com, in the Investor Relations section. The dial-in number for the conference call is 1-800-315-2944 (1-847-413-2929 for international callers), and the passcode is 28108209. After the live webcast, a replay of the webcast will be available on the USG Web site. In addition, a telephonic replay of the call will be available until Friday, Oct. 29, 2010. The replay dial-in number is 1-888-843-8996 (1-630-652-3044 for international callers), and the passcode is 28108209.

USG Corporation is a manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, Inc., L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG’s worldwide operations serve the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and, accordingly, may affect our sales and profitability or other results and liquidity. Actual results may differ due to various other factors, including: economic conditions, such as the levels of new home and other construction activity, employment levels, the availability of mortgage, construction and other financing, mortgage and other interest rates, housing affordability and supply, the levels of foreclosures and home resales, currency exchange rates and consumer confidence; capital markets conditions and the availability of borrowings under our credit agreement or other financings; competitive conditions, such as price, service and product competition; shortages in raw materials; changes in raw material, energy, transportation and employee benefit costs; the loss of one or more major customers and our customers’ ability to meet their financial obligations to us; capacity utilization rates; changes in laws or regulations, including environmental and safety regulations; the outcome in contested litigation matters; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this press release.

USG CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Nine Months
	ended September 30,		ended September 30,
	2010	2009	2010	2009

Net sales	$758	$822	$2,243	$2,515

Cost of products sold	707	784	2,123	2,378

Gross profit	51	38	120	137

Selling and administrative expenses	74	67	231	219

Restructuring and long-lived asset impairment charges	35	22	54	51

Goodwill and other intangible asset impairment charges	-	41	-	41

Operating loss	(58)	(92)	(165)	(174)

Interest expense	45	42	134	120

Interest income	(1)	(2)	(3)	(3)

Other expense (income), net	-	(1)	-	(10)

Loss before income taxes	(102)	(131)	(296)	(281)

Income tax expense (benefit)	(2)	(37)	(12)	(92)

Net loss	$(100)	$(94)	$(284)	$(189)

Basic loss per common share	$(1.00)	$(0.96)	$(2.85)	$(1.91)
Diluted loss per common share	$(1.00)	$(0.96)	$(2.85)	$(1.91)

Average common shares	100,108,673	99,254,483	99,671,209	99,219,560
Average diluted common shares	100,108,673	99,254,483	99,671,209	99,219,560

Other Information:
Depreciation, depletion and amortization	$74	$53	$162	$157
Capital expenditures	$7	$8	$18	$36

Average common shares and average diluted common shares outstanding are calculated in accordance with Accounting Standards Codification 260, "Earnings Per Share."

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Nine Months
	ended September 30,		ended September 30,
	2010	2009	2010	2009
Net Sales:

North American Gypsum:
United States Gypsum Company	$325	$354	$993	$1,117
CGC Inc. (gypsum)	70	69	221	194
USG Mexico, S.A. de C.V.	37	37	110	106
Other subsidiaries*	7	10	22	30
Eliminations	(26)	(27)	(81)	(84)
Total	413	443	1,265	1,363

Building Products Distribution:
L&W Supply Corporation	281	329	811	1,019

Worldwide Ceilings:
USG Interiors, Inc.	114	108	328	339
USG International	59	60	173	167
CGC Inc. (ceilings)	15	14	48	42
Eliminations	(14)	(9)	(38)	(31)
Total	174	173	511	517

Eliminations	(110)	(123)	(344)	(384)
Total USG Corporation	$758	$822	$2,243	$2,515

Operating Profit (Loss):

North American Gypsum:
United States Gypsum Company	$(46)	$(31)	$(99)	$(77)
CGC Inc. (gypsum)	3	1	16	2
USG Mexico, S.A. de C.V.	5	4	12	9
Other subsidiaries*	(5)	(5)	(18)	(6)
Total	(43)	(31)	(89)	(72)

Building Products Distribution:
L&W Supply Corporation	(24)	(73)	(85)	(109)

Worldwide Ceilings:
USG Interiors, Inc.	17	16	47	48
USG International	3	2	8	4
CGC Inc. (ceilings)	1	3	7	5
Total	21	21	62	57

Corporate	(13)	(12)	(50)	(53)
Eliminations	1	3	(3)	3
Total USG Corporation	$(58)	$(92)	$(165)	$(174)

* Includes a shipping company in Bermuda, and a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	September 30	December 31,
	2010	2009

Assets
Current Assets:
Cash and cash equivalents	$ 400	$ 690
Short-term marketable securities	77	-
Restricted cash	3	2
Receivables (net of reserves - $17 and $16)	411	357
Inventories	297	289
Income taxes receivable	5	20
Deferred income taxes	2	2
Other current assets	67	71
Total current assets	1,262	1,431

Long-term marketable securities	67	-
Property, plant and equipment (net of accumulated
depreciation and depletion - $1,693 and $1,558)	2,300	2,427
Other assets	228	239

Total Assets	$ 3,857	$ 4,097

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$ 223	$ 205
Accrued expenses	276	273
Current portion of long-term debt	7	7
Income taxes payable	9	7
Total current liabilities	515	492

Long-term debt	1,952	1,955
Deferred income taxes	22	17
Other liabilities	666	703
Commitments and contingencies

Stockholders' Equity:
Preferred stock	-	-
Common stock	10	10
Treasury stock	(55)	(194)
Capital received in excess of par value	2,562	2,640
Accumulated other comprehensive loss	(85)	(80)
Retained earnings (deficit)	(1,730)	(1,446)
Total stockholders' equity	702	930

Total Liabilities and Stockholders' Equity	$ 3,857	$ 4,097

USG CORPORATION
ADJUSTED OPERATING LOSS RECONCILIATION TO GAAP OPERATING LOSS
(dollars in millions)
(Unaudited)

	Three Months Ended
	September 30,	September 30,
	2010	2009

Adjusted Operating Loss	$(23)	$(29)

Restructuring and long-lived
asset impairment charges	$(35)	$(22)

Goodwill and other intangible
asset impairment charges	$-	$(41)

Reported Operating Loss	$(58)	$(92)

References to Adjusted Operating Loss are non-GAAP measures. Management believes this information provides investors with a more useful comparison of the corporation's ongoing business performance.

CONTACT:
USG Corporation
Media Inquiries: 312/436-4356
Investor Relations: 312/436-4110